UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2006

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On February 28, 2006, Auxilium Pharmaceuticals, Inc. (“Auxilium”) and Althea Technologies, Inc. (“Althea”) entered into a Manufacturing and Clinical Supply Agreement (the “Clinical Supply Agreement”), to be effective as of January 17, 2006. The Clinical Supply Agreement provides the general terms and conditions pursuant to which Althea will produce pharmaceutical products in bulk or finished dosage form for Auxilium’s development and/or clinical use only. The pharmaceutical products to be produced by Althea under the Clinical Supply Agreement shall be set forth in one or more project plans entered into by the parties from time to time. Each project plan shall be incorporated by reference into the Clinical Supply Agreement and provide the parameters for the production of the pharmaceutical products which shall be manufactured by Althea.

As previously reported, Auxilium is developing an injectable enzyme it refers to as AA4500 (“AA4500”) for the treatment of Dupuytren’s Disease, Peyronie’s Disease and Frozen Shoulder Syndrome. Also as previously reported, Auxilium is party to an ongoing agreement with Cobra Biologics Ltd. (“Cobra”) for the development and production of bulk substance of AA4500. In order to prepare AA4500 for clinical trials, AA4500 bulk substance produced by Cobra must be filled and lyophilized, placebo must be manufactured and a sterile diluent must be produced (these procedures collectively referred to herein as the “Pharmaceutical Products”).

Concurrent with the execution of the Clinical Supply Agreement, Auxilium and Althea entered into a Project Plan for Aseptic Filling and Lyophilization (the “Project Plan”) pursuant to which Auxilium will supply bulk substance of AA4500 produced by Cobra to Althea which, in turn, will produce and deliver to Auxilium the Pharmaceutical Products.

The terms and conditions of the Clinical Supply Agreement which shall govern the obligations of Auxilium and Althea with respect to the work performed by Althea under the Project Plan (and any project plan entered into by the parties in the future) provide, among other things, that:

•	Auxilium shall own, and Althea assigns to Auxilium, all intellectual property and intellectual property rights that result from Althea’s performance of its services under the Clinical Supply Agreement or that result from or are based on Auxilium’s confidential information;

•	Auxilium may terminate the Clinical Supply Agreement at any time upon written notice to Althea for reasons related to patient safety, efficacy of the pharmaceutical products, or action by the U.S. Food and Drug Administration or other regulatory authority. Either party may terminate the Clinical Supply Agreement for breach by the other party if such breach is not cured within 30 days of notice of such breach. Either party may immediately terminate the Clinical Supply Agreement in the event the other party makes a general assignment for the benefit of its creditors or proceedings of a case are commenced by or against such party seeking such party’s reorganization, liquidation, dissolution, winding up and/or the readjustment of its debts and/or similar relief, and such proceedings continue undismissed for a period of more than 60 days. In the event of the termination of the Clinical Supply Agreement by Auxilium, Auxilium shall be required to reimburse Althea for certain costs and expenses, all work-in-process commenced by Althea and all finished pharmaceutical products produced by Althea. In addition, Auxilium shall be required to pay a specified cancellation fee to Althea for orders cancelled less than nine weeks prior to its scheduled delivery date.

•	Subject to certain limitations, Auxilium will indemnify and hold harmless Althea and its affiliates, and any of their respective directors, officers, employees, subcontractors and agents from and against any and all claims arising out of Auxilium’s (i) storage, promotion, labeling, marketing, distribution, use or sale of the pharmaceutical products or bulk drug substances, (ii) negligence or willful misconduct, (iii) breach of the Clinical Supply Agreement, or (iv) any and all patent, trademark or copyright infringement claims in connection with the use, sale, production, marketing or distribution of the pharmaceutical products or bulk drug substances. In addition, subject to certain limitations, Althea will indemnify and hold harmless Auxilium and its affiliates, and any of their respective directors, officers, employees, subcontractors and agents from and against any and all claims arising out of Althea’s negligence, willful misconduct or breach of its obligations under the Clinical Supply Agreement;

•	If the pharmaceutical products produced by Althea are found to be non-conforming through no fault of Althea, Auxilium shall assume the loss. In the event the pharmaceutical products are found to be non-conforming as the result of Althea’s negligence, willful malfeasance or breach of contract, Althea will reimburse Auxilium for the replacement cost of the bulk drug substances supplied by Auxilium to Althea for use in the production of the pharmaceutical product up to a specified amount and either re-run the batches at its own cost, or return to Auxilium all fees paid; and

•	Auxilium shall pay to Althea 50% of the total fees due to Althea upon signing of any project plan; thereafter, Althea will invoice Auxilium monthly for services completed during such month, and the balance of the fees shall be invoiced upon delivery of the pharmaceutical products.

The foregoing is a summary description of certain terms of the Clinical Supply Agreement and Project Plan and, by its nature, is incomplete. Auxilium will file the Clinical Supply Agreement and Project Plan as exhibits to its Quarterly Report on Form 10-Q for the quarterly period ending on March 31, 2006. All readers are encouraged to read the Clinical Supply Agreement and Project Plan when they are filed. Auxilium’s filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of Auxilium’s home page on the Internet at http://www.auxilium.com under the heading “Investor Relations – SEC Filings.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: March 6, 2006	By:	JAMES E. FICKENSCHER
	Name:	James E. Fickenscher
	Title:	Chief Financial Officer